Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


The Contract is hereby endorsed as follows:



     The following GENERAL PROVISIONS sections are amended as follows:



     Ownership and Assignment: The following is added at the end of this section:

     This Contract is not subject to the claims of any creditors except to the extent permitted by law. This Contract is nonassignable, except to Aetna, or pursuant to a Qualified Domestic Relations Order under the provisions of the Retirement Equity Act of 1984 (REA). The Contract Owner generally is the sponsor of a qualified pension or profit sharing plan. The Contract Owner can also be an active participant in a plan established solely for one individual, or can be a former participant who is now separated from service from a retirement plan.



     Beneficiary: The current provision is deleted and replaced with the following:

     The participant shall name the beneficiary. If the participant is married on the date of death and the named beneficiary is other than the current spouse, Aetna shall disregard the named beneficiary and shall treat the current spouse as sole beneficiary if:

         (1)  The participant had not reached age 35; or

         (2) The participant had reached age 35, and the appropriate preretirement survivor benefit waiver and spousal consent forms have not been submitted to Aetna.

     Any existing or future beneficiary designations not in conformance with this provision are null and void.



     The following NON-FORFEITURE, DEATH PAYMENT AND SURRENDER PROVISIONS as applicable in the Contract are amended as follows:

     Sum Payable at Death (Before Annuity Payments Start): Add the following at the end of this provision:

     Aetna will pay the contract value to the beneficiary if:

         (1)  The participant dies before Annuity Payments start; and

         (2)  The notice of death is received in good order by Aetna.

     The sum payable will be the contract value on the date when the notice is received in good order at Aetna's Home Office. The beneficiary may choose to apply any sum under an Annuity Option (see Annuity Provisions), subject to any other terms and conditions of this Contract, or to receive a lump sum payment.

     If the beneficiary is the surviving spouse, the first Annuity payment or the lump sum payment may be deferred to a date not later than when the participant would have attained age 70 1/2 or such later date as may be allowed under federal law or regulations. If the beneficiary is not the surviving spouse, all of the contract value must either be applied to an Annuity Option within one year of the participant's death or be paid to the beneficiary within 5 years of the participant's death. If no beneficiary exists, the payment will be made to the estate of the participant.

     Termination Values / Net Termination Values / Termination Benefit / Surrender Value / or Surrender of Contract: Add the following at the end of these sections as applicable in the Contract:

     Any payment(s) made under this Contract to the participant must be in compliance with REA. At the time payment is requested or an Annuity Option is elected by the participant, Aetna will require the Contract Owner to certify the payment option is elected in compliance with REA.

     If a participant is married, his or her spouse must consent in writing to any request for a partial surrender. This consent must be given within the 90 day period before the partial surrender is to be made.

     A full surrender will be paid to a married participant only as a Life Income for Two Payees (see Annuity Options) unless the participant's spouse consents in writing to payment in a lump sum or to one of the other Annuity Options. This consent must be given within the 90 day period ending on the date payment is to be made.

     At the discretion of Aetna, a full surrender may be allowed without spousal consent if the contract value is $3,500 or less.





     The following condition is added to the SETTLEMENT PROVISIONS/OPTIONS, or ANNUITY PROVISIONS of the Contract as follows:

         The Contract Owner may tell Aetna, to pay all or any portion of the contract value (minus any premium tax) as a premium for an Annuity Option. The present value of the expected payments to the Annuitant when payments start shall be determined in accordance with the tables under Code Section 401(a)(9). This restriction does not apply if a Life Income for Two Payees Option is chosen and the second Annuitant is the spouse of the Annuitant.

         Required Distribution to Annuitant: Distribution to the Annuitant must begin in the form of periodic payments no later than the April 1 following the calendar year in which the Annuitant attains age 70 1/2, or such later age as may be allowed under federal law or regulations. In lieu of an Annuity election, the Contract Owner may direct Aetna to make a lump sum payment. In no event may any Annuity Option extend beyond:

         a)    The life of the Annuitant;

         b)    The lives of the Annuitant and the Annuitant's beneficiary;

         c) Any certain period greater than the Annuitant's life expectancy as determined according to regulations under Code Section 401(a)(9); or

         d) Any certain period greater than the life expectancy of the Annuitant and the Annuitant's beneficiary, as determined according to regulations under Code Section 401(a)(9).

         In no event may payments to the Annuitant's beneficiary under an Annuity Option extend beyond:

         a) The life of the Annuitant's beneficiary determined as of the date payments are to commence; or

         b) Any certain period greater than the Annuitant's beneficiary's life expectancy as determined by regulations under Code Section 401(a)(9).



     ANNUITY PROVISIONS: Add to the Joint and Last Survivor Annuity or Life Income for Two Payees Option, a new subsection as follows:

         100% of the payment to continue to the survivor if the survivor is the Annuitant and 50% of the payment to continue to the survivor if the survivor is the second Annuitant.

                           LIFE INCOME FOR TWO PAYEES

                  JOINT AND 1/2 CONTINGENT LIFE INCOME ANNUITY
                                NO MINIMUM PERIOD

                 AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000
                 AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

       Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5% and
        Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80         85
  ---------       --        --         --        --         --        --         --        --         --
     45         $3.86      $3.89     $3.93      $3.94     $3.96      $3.97     $3.98      $ 3.98     $ 3.98
     50          4.02       4.10      4.15       4.18      4.21       4.23      4.24        4.25       4.26
     55          4.22       4.31      4.42       4.48      4.53       5.57      4.59        4.61       4.61
     60          4.43       4.56      4.70       4.84      4.93       4.99      5.04        5.07       5.09
     65          4.69       4.84      5.02       5.22      5.42       5.54      5.63        5.69       5.73
     70          4.99       5.17      5.39       5.65      5.93       6.23      6.40        6.52       6.60
     75          5.33       5.54      5.82       6.14      6.52       6.95      7.40        7.64       7.81
     80          5.70       5.96      6.29       6.69      7.17       7.75      8.41        9.08       9.45
     85          6.07       6.38      6.75       7.24      7.84       8.59      9.49       10.51      11.50

         Rates for a Variable Annuity with Assumed Net Return Rate of 5%

                             Age of Second Annuitant

     Age
     of
  Annuitant       45        50         55        60         65        70         75        80       85
  ---------       --        --         --        --         --        --         --        --       --
     45         $4.80      $4.83     $4.86      $4.88      $4.89     $4.90     $ 4.91     $ 4.92   $ 4.92
     50          4.95       5.02      5.06       5.10       5.13      5.15       5.16       5.17     5.18
     55          5.14       5.23      5.32       5.38       5.43      5.46       5.49       5.51     5.52
     60          5.36       5.47      5.59       5.72       5.80      5.86       5.91       5.95     5.97
     65          5.63       5.77      5.93       6.10       6.29      6.41       6.50       6.56     6.60
     70          5.96       6.12      6.31       6.54       6.81      7.08       7.25       7.37     7.46
     75          6.35       6.54      6.77       7.06       7.42      7.81       8.25       8.49     8.66
     80          6.79       7.01      7.30       7.66       8.11      8.65       9.28       9.93    10.29
     85          7.26       7.53      7.86       8.29       8.85      9.55      10.41      11.39    12.37


These Annuity rates are based on mortality from 1983 Table a.

Endorsed and made a part of the Contract on the effective date of the Contract.

                                                      /s/Dan Kearney
                                                      President
                                                      Aetna Life Insurance and
                                                      Annuity Company